EXHIBIT 99.1

Monarch Casino & Resort Reports Third Quarter Net Revenue of $65.6 Million, Net Income of $9.3 Million and Adjusted EBITDA of $17.4 Million

RENO, Nev., Oct. 30, 2019 (GLOBE NEWSWIRE) -- Monarch Casino & Resort, Inc. (Nasdaq: MCRI) (“Monarch” or “the Company”) today reported operating results for the quarter ended September 30, 2019, as summarized below:

($ in thousands, except per share data and percentages)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2019	2018	Increase	2019	2018	Increase
			(Decrease)			(Decrease)
Net revenue	$65,585	$64,359	1.9%	$187,086	$180,536	3.6%

Adjusted EBITDA(1)	17,351	18,427	(5.8%)	47,545	47,151	0.8%

Net income	$9,326	$10,859	(14.1%)	$25,620	$26,839	(4.5%)

Basic EPS	$0.52	$0.61	(14.8%)	$1.42	$1.51	(6.0%)
Diluted EPS	$0.50	$0.58	(13.8%)	$1.37	$1.44	(4.9%)

(1) Definitions, disclosures and reconciliations of non-GAAP financial information are included later in the release.

CEO Comment
John Farahi, Co-Chairman and Chief Executive Officer of Monarch, commented: “Monarch’s financial performance in the third quarter of 2019 reflects continued top-line growth that was offset by higher payroll and healthcare expenses as well as expenses related to our ongoing transformation of Monarch Casino Black Hawk. Net revenue for the quarter grew 1.9% over the prior year while adjusted EBITDA decreased 5.8% year-over-year.

“Underlying spend and visitation trends at Atlantis Casino Resort remain healthy. The greater Reno market continues to perform as expected, and we are seeing increased spend per visit from many of our player segments. The positive macroeconomic trends in Reno and across Northern Nevada continue to benefit our business at Atlantis, though the increasingly competitive labor market has had an impact on our payroll expenses and EBITDA margin.

“In Colorado, Monarch Casino Black Hawk again performed remarkably well even as the final stages of construction at the property continue to impact the customer experience. Net revenue grew in the third quarter and we continued to increase market share, though net income was impacted by ongoing pre-opening expenses and hiring related to the expansion. In the near term, we expect to continue to incur pre-opening expenses, as we prepare to introduce and open what we believe will become Black Hawk’s favorite new destination resort. As our hotel and resort amenities open, we expect to grow the overall market as well as further expand market share, particularly as we begin to execute on what we believe will be an eighteen-month ramp-up period.

“We believe that the quality of the new Monarch Casino Resort Spa Black Hawk will offer a transformational experience for both new and returning guests. We expect the expansion of our Black Hawk property into a true destination resort will position Monarch to generate significant free cash flow growth over the coming years. Importantly, we have been able to fund over half of the spending to-date on the more than $400 million Black Hawk project from operating cash flows, leaving our peak leverage levels modest and giving us a solid balance sheet that we believe will provide Monarch future flexibility to pursue additional long-term growth opportunities.

Summary of 2019 Third Quarter Operating Results
For the 2019 third quarter, consolidated net revenue of $65.6 million increased 1.9% from $64.4 million in the prior year. Casino and hotel revenues increased 2.0% and 7.8% year-over-year, respectively, while food and beverage revenue declined 0.7%. The increase in casino revenue was driven by increased spend per visit, partially offset by an increase in promotional allowances, recognized at the stand alone selling price and recorded as casino contra revenue. The increase in hotel revenue was due to an increase in complimentary room ADR. The slight decline in food and beverage revenue was the result of lower cover counts. Both hotel and food and beverage cash revenues were negatively impacted by the cancellation of the 2019 Interbike conference, which Reno hosted in September of 2018, and which drove strong hotel and food and beverage revenue last year.

Selling, general and administrative (“SG&A”) expenses for the third quarter of 2019 were $17.9 million compared to $16.8 million in the prior-year period, driven primarily by an increase in labor expenses, due in part to increased headcount related to the initial hiring of management staff ahead of the opening of the Monarch Casino Black Hawk expansion, as well as an increase in repair and maintenance expense. As a percentage of net revenue, SG&A expense increased to 27.3% compared to 26.1% in the prior year period. Casino operating expense as a percentage of casino revenue was unchanged year-over-year at 34.2%. Food and beverage operating expense as a percentage of food and beverage revenue increased to 79.4% during the third quarter of 2019 from 74.2% in the prior-year period primarily as a result of higher labor expense and higher cost of goods sold expense. Hotel operating expense as a percentage of hotel revenue decreased to 34.8% in the third quarter of 2019 compared to 36.2% in the same period a year ago, primarily as a result of the increase in hotel revenue.

The Company generated consolidated adjusted EBITDA of $17.4 million in the third quarter of 2019, a decrease of $1.0 million, or 5.8%, over the same period a year ago. Net income for the third quarter of 2019 decreased 14.1% and diluted EPS declined 13.8%. The decline in EBITDA and net income is primarily a result of the significant increase in payroll and healthcare expenses in the current quarter.

Monarch Black Hawk Expansion
Summarized below is an update on the Company’s ongoing upgrade and expansion of Monarch Casino Black Hawk:

$ in millions	Budget Cost	Total Spent Through September 30, 2019	Left to Spend	Estimated Completion Date
I. Existing Facility
Monarch Casino Black Hawk (1)	$76	$76	-	Completed
Existing Facility Upgrade (2)(3)	$34 - $36	$28	$6 - $8	Exterior 4Q19 Interior 2Q20
Total Existing Facility	$110 - $112	$104	$6 - $8

II. Expansion
Acquired Land Parcels	$10	$10	-	Completed
Parking Structure	$38 - $41	$41	-	Completed
Hotel Tower & Casino (3)	$264 - $269	$231	$33 - $38	1Q20
Other	$8 - $10	$10	-
Total Expansion	$320 - $330	$292	$33 - $38
Total Cost	$430 - $442	$396	$39 - $46

(1) The Company paid $76.0 million cash or $69.2 million net of acquired working capital and NOLs when it acquired Monarch Casino Black Hawk (formerly Riviera Black Hawk Casino) in 2012.
(2) Includes upgrades to the interior, which were completed in August 2015, and additional work to tie the two buildings together, that will be performed in the fourth quarter of 2019, demolition of the original garage, and upgrades to the exterior of the existing facility to match the design of the master planned expansion.
(3) The Company anticipates funding the hotel tower and casino expansion, as well as the existing facility exterior upgrades, from a combination of operating cash flow and the amended and restated credit facility (the “Amended Credit Facility”).

As the Company disclosed in a Form 8-K filed with the SEC on September 3, 2019, Monarch now expects its Monarch Casino Black Hawk expansion project – including the hotel, expanded casino, restaurants and certain public areas – to be fully open in the first quarter of 2020. The remaining remodeling of some areas of the existing casino is expected to be completed in the second quarter of 2020.

Credit Facility and Liquidity
Capital expenditures of $37.1 million in the third quarter of 2019 include construction costs related to the Monarch Casino Black Hawk expansion as well as ongoing capital maintenance spending at both the Reno and Black Hawk properties. Capital expenditures during the quarter were funded from the Company’s operating cash flows as well as $23.3 million of borrowings against Monarch’s Amended Credit Facility. The amount of borrowings outstanding on Monarch’s $250.0 million Amended Credit Facility as of September 30, 2019 was $155.8 million.

All $1.7 million in interest in the third quarter of 2019 was capitalized, compared to $609 thousand of interest capitalized and $55 thousand expensed in the third quarter of 2018.

Monarch continues to believe that its operating cash flows and the $93.6 million available under its Amended Credit Facility will be sufficient to fund all remaining costs related to both the completion of the Monarch Casino Black Hawk expansion and the Company’s ongoing capital expenditures for the Atlantis in Reno.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including, but not limited to, statements relating to (i) our plans, objectives, near- and long-term outlook, opportunities, expectations, growth prospects, future operations and anticipated financial results (including pre-opening expenses and cash flow) with respect to Atlantis Casino Resort Spa and Monarch Casino Black Hawk and the markets in their respective regions; (ii) our plans, costs, financing, and additional expenses and revenue opportunities as a result of project and budget modifications, construction, completion and opening timelines of upgraded, redesigned and/or expanded facilities at Monarch Casino Black Hawk; and (iii) our expectations regarding our future position in the market and the quality of service we provide to our guests. Actual results and future events and conditions may differ materially from those described in any forward-looking statements. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, without limitation:

  construction factors, including delays, disruptions, increased costs of labor and materials, contractor disagreements, availability of labor and materials, zoning issues, environmental restrictions, soil and water conditions, weather and other hazards, site access matters, building permit issues and other regulatory approvals or issues;
  ongoing  disagreements over costs of and responsibility for delays and other construction related matters with our Monarch Casino Black Hawk general contractor, including, as previously reported, the initiation of litigation against us by such contractor;
  our filing of affirmative defenses and extensive counterclaims against the Monarch Casino Black Hawk contractor in the above mentioned litigation;
  risks related to development and construction activities (including disputes with and defaults by contractors and subcontractors; construction, equipment or staffing problems and delays; shortages of materials or skilled labor; environmental, health and safety issues; weather and other hazards, site access matters, and unanticipated cost increases);
  access to available and reasonable financing on a timely basis;
  our ability to generate sufficient operating cash flow to help finance our expansion plans;
  our ability to effectively manage expenses to optimize its margins and operating results;
  changes in laws mandating increases in minimum wages and employee benefits;
  changes in laws and regulations permitting expanded and other forms of gaming in our key markets;
  the effects of local and national economic, credit and capital market conditions on the economy in general and on the gaming industry and our business in particular;
  guest acceptance of our expanded facilities once completed and the resulting impact on our market position, growth and future financial results; and
  competition in our target market areas.

Additional information concerning potential factors that could adversely affect all forward-looking statements, including the Company's financial results, is included in our Securities and Exchange Commission filings, including our most recent annual report on Form 10-K and quarterly reports on Form 10-Q, which are available on our website at www.monarchcasino.com.

About Monarch Casino & Resort, Inc.
Monarch Casino & Resort, Inc., through its subsidiaries, owns and operates the Atlantis Casino Resort Spa, a hotel/casino facility in Reno, Nevada, and the Monarch Casino Black Hawk in Black Hawk, Colorado, approximately 40 miles west of Denver. For additional information on Monarch, visit Monarch's website at www.monarchcasino.com.

The Atlantis features approximately 61,000 square feet of casino space; 824 guest rooms; eight food outlets; two espresso and pastry bars; a 30,000 square-foot health spa and salon with an enclosed year-round pool; two retail outlets offering clothing and traditional gift shop merchandise; an 8,000 square-foot family entertainment center; and approximately 52,000 square feet of banquet, convention and meeting room space. The casino features approximately 1,450 slot and video poker machines; approximately 36 table games, including blackjack, craps, roulette, and others; a race and sports book; a 24-hour live keno lounge; and a poker room.

The Monarch Casino Black Hawk features approximately 30,000 square feet of casino space; approximately 740 slot machines; 14 table games; a 250-seat buffet-style restaurant; a snack bar and a new nine-story parking structure with approximately 1,350 spaces, plus additional existing valet parking bringing total parking capacity to 1,500 spaces. Once completed, the Monarch Casino Black Hawk expansion will nearly double the casino space and will add a 23-story hotel tower with approximately 500 guest rooms and suites, an upscale spa and pool facility, three restaurants (bringing the total to four restaurants), additional bars, and associated support facilities.

Contacts:
David Farahi
Chief Operating Officer
775/825-4700 or dfarahi@monarchcasino.com

Joseph Jaffoni, Richard Land, James Leahy
JCIR
212/835-8500 or mcri@jcir.com

- financial tables follow -

MONARCH CASINO & RESORT, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2019	2018	2019	2018
Revenues
Casino	$34,169	$33,504	$95,981	$94,591
Food and beverage	18,341	18,472	54,026	52,951
Hotel	9,878	9,167	27,192	23,627
Other	3,197	3,216	9,887	9,367
Net revenues	65,585	64,359	187,086	180,536

Operating expenses
Casino	11,674	11,455	33,831	33,007
Food and beverage	14,566	13,700	42,885	39,990
Hotel	3,437	3,315	10,014	9,870
Other	1,699	1,571	4,913	4,681
Selling, general and administrative	17,885	16,793	50,843	48,130
Depreciation and amortization	3,686	3,651	10,984	11,081
Pre-opening expenses	953	-	1,577	-
Construction litigation expenses	162	-	162	-
Loss on disposition of assets	-	8	-	12
Total operating expenses	54,062	50,493	155,209	146,771
Income from operations	11,523	13,866	31,877	33,765

Other expenses
Interest expense, net of amounts capitalized	-	(55)	-	(177)
Total other expense	-	(55)	-	(177)

Income before income taxes	11,523	13,811	31,877	33,588
Provision for income taxes	(2,197)	(2,952)	(6,257)	(6,749)
Net income	$9,326	$10,859	$25,620	$26,839

Earnings per share of common stock
Net income
Basic	$0.52	$0.61	$1.42	$1.51
Diluted	$0.50	$0.58	$1.37	$1.44

Weighted average number of common shares and potential common shares outstanding
Basic	18,056	17,886	17,997	17,826
Diluted	18,709	18,631	18,665	18,582

MONARCH CASINO & RESORT, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(In thousands, except per share data)

	September 30, 2019	December 31, 2018
ASSETS	(unaudited)
Current assets
Cash and cash equivalents	$29,088	$30,462
Receivables, net	6,763	6,740
Income taxes receivable	-	279
Inventories	4,540	3,692
Prepaid expenses	5,588	5,508
Total current assets	45,979	46,681
Property and equipment
Land	30,769	30,034
Land improvements	7,742	7,645
Buildings	193,235	193,235
Buildings improvements	26,291	25,995
Furniture and equipment	150,249	139,772
Construction in progress	275,120	180,518
Right of use assets	15,776	-
Leasehold improvements	3,848	3,782
	703,030	580,981
Less accumulated depreciation and amortization	(216,695)	(206,657)
Net property and equipment	486,335	374,324
Other assets
Goodwill	25,111	25,111
Intangible assets, net	1,829	2,704
Deferred income taxes	4,027	4,027
Other assets, net	1,877	2,280
Total other assets	32,844	34,122
Total assets	$565,158	$455,127
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$11,149	11,182
Construction accounts payable	12,804	17,152
Accrued expenses	32,740	31,111
Income taxes payable	4,136	-
Short-term lease liability	797	-
Total current liabilities	61,626	59,445
Long-term lease liability	14,989	-
Long-term debt	155,850	94,500
Total liabilities	232,465	153,945
Stockholders' equity
Preferred stock, $.01 par value, 10,000,000 shares authorized; none issued	-	-
Common stock, $.01 par value, 30,000,000 shares authorized;	$191	$191
19,096,300 shares issued; 18,082,135 outstanding at September 30, 2019;
17,919,021 outstanding at December 31, 2018
Additional paid-in capital	33,728	30,111
Treasury stock, 1,014,165 shares at September 30, 2019; 1,177,279 shares at	(13,602)	(15,876)
December 31, 2018
Retained earnings	312,376	286,756
Total stockholders' equity	332,693	301,182
Total liabilities and stockholders' equity	$565,158	$455,127

MONARCH CASINO & RESORT, INC. AND SUBSIDIARIES
RECONCILIATION OF ADJUSTED EBITDA TO NET INCOME
 (In thousands, unaudited)

The following table sets forth a reconciliation of Adjusted EBITDA, a non-GAAP financial measure, to net income, a GAAP financial measure:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Adjusted EBITDA (1)	$17,351	$18,427	$47,545	$47,151
Expenses:
Stock based compensation	(1,027)	(902)	(2,945)	(2,293)
Depreciation and amortization	(3,686)	(3,651)	(10,984)	(11,081)
Interest expense, net of amount capitalized	-	(55)	-	(177)
Gain (loss) on disposition of assets	-	(8)	-	(12)
Provision for income taxes	(2,197)	(2,952)	(6,257)	(6,749)
Pre-opening expenses	(953)	-	(1,577)	-
Construction litigation expenses	(162)	-	(162)	-
Net income	$9,326	$10,859	$25,620	$26,839

(1) Adjusted EBITDA, a non-GAAP financial measure, consists of net income plus loss on disposal of assets, provision for income taxes, stock based compensation expense, other one-time charges, pre-opening expenses, construction litigation expenses, interest expense, depreciation and amortization less interest income, any benefit for income taxes and gain on disposal of assets. Adjusted EBITDA should not be construed as an alternative to operating income (as determined in accordance with US Generally Accepted Accounting Principles), as an indicator of the Company's operating performance, as an alternative to cash flows from operating activities (as determined in accordance with US GAAP) or as a measure of liquidity. This measure enables comparison of the Company's performance over multiple periods, as well as against the performance of other companies in our industry that report Adjusted EBITDA, although some companies do not calculate this measure in the same manner and, therefore, the measure as presented may not be comparable to similarly titled measures presented by other companies.